Exhibit 10.40

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of January 11, 2010 (the “Effective Date”), between BancTec, Inc., a Delaware corporation (the “Company”), and J. Coley Clark (the “Executive” or “you”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement dated May 27, 2007, as was subsequently amended by that certain First Amendment to Employment Agreement, dated October 16, 2007 and that certain Second Amendment to Employment Agreement, dated June 1, 2009 (as amended, the “Employment Agreement”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Board”) has recommended to the Board that the Employment Agreement be further amended as stated herein; and

WHEREAS, the Board has approved the terms of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             The parties acknowledge and agree that Section IV, Subsection D of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

D.            Immediate Vesting of Equity Incentive Awards.  Notwithstanding anything to the contrary contained in the Equity Plan or other similar equity plan, if (i) the Executive’s employment is terminated by the Company without Cause (other than by reason of death or permanent disability), (ii) the Executive resigns from the Company for Good Reason, or (iii) the Executive terminates his employment with the Company and its subsidiaries on or after his 66th birthday (July 10, 2011) upon giving at least three months prior written notice of such termination, for any reason, all equity awards granted to the Executive during the Employment Term shall immediately vest and, for awards of options only, become immediately exercisable and shall be exercisable until the earlier to occur of (i) the end of the award term as set forth in the applicable award agreement(s) or (ii) ninety (90) days after the termination date of the Executive’s employment, after which all such option awards shall expire and be of no further force or effect.  The vesting and exercisability provided for in the previous sentence shall be subject to all provisions relating to post-employment exercises set forth in the applicable Equity Plan and award agreement(s).

2.             The parties hereby acknowledge and agree that except as expressly provided above, the balance of the Employment Agreement remains unchanged and is hereby ratified and confirmed in all respects.

3.             All capitalized terms used herein which are not otherwise herein defined shall have the meanings ascribed to them in the Employment Agreement.

4.             This Amendment shall be governed by and construed in accordance with the laws of the State of Texas, as applied to contracts made and performed within the State of Texas.

5.             The parties hereto may sign any number of copies or counterparts of this Amendment.  Each signed copy or counterpart shall be an original, but each of them together shall represent the same agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment to Employment Agreement as of the date first written above.

BANCTEC, INC.

By:	/s/ Jeffrey D. Cushman
Name:	Jeffrey D. Cushman
Title:	Senior Vice President and Chief
Financial Officer

/s/ J. Coley Clark
J. Coley Clark

SIGNATURE PAGE TO THIRD AMENDMENT

TO EMPLOYMENT AGREEMENT